SOFTWARE LICENSE AGREEMENT FOR MICROSOFT CONFERENCEXP SOFTWARE
                                   (CONFIDENTIAL)
This Software License Agreement for Microsoft ConferenceXP Software, by and between Microsoft Licensing GP, a Nevada general partnership, with offices at 6100 Neil Road, Suite 210, Reno, Nevada, 89511-137 ("Microsoft") and InterCare DX, Inc., a California corporation with a principal place of business at 6201 Bristol Parkway, Culver City, CA 90230 ("Licensee"), is effective as of _________________, 2007 ("Effective Date"). In consideration of the respective rights and obligations set forth below, the receipt and sufficiency of which are hereby acknowledged, Microsoft and Licensee (individually, a "Party" and collectively, the "Parties") agree as follows:
1.     Definitions.
"Affiliate" means, with respect to any Party, any entity that directly or indirectly controls, is controlled by or is under common control with such Party. For purposes of this definition, "control" means the direct or indirect (e.g., through any number of successive tiers) ownership of: (a) more than fifty percent (50%) of the outstanding shares having the right to vote for the election of directors or other managing authority of the subject entity; or (b) in the case of an entity which does not have outstanding shares (e.g., a partnership, joint venture or unincorporated association), more than fifty percent (50%) of the ownership interest having the right to make decisions for the subject entity.
"Licensed Products" means collaborative videoconferencing solutions designed to run only on a Windows operating system and which incorporate the Software or any derivative work of the Software.
"Microsoft Confidential Information" means: (a) the content in the Microsoft Software; (b) the terms and conditions of this Agreement; and (c) any other information or materials provided by Microsoft or its Affiliates under this Agreement that is labeled as confidential or, under the circumstances surrounding disclosure or delivery, ought to be treated as confidential. "Microsoft Confidential Information" does not include information that: (x) is or subsequently becomes publicly available without the breach by Licensee of any obligation owed to Microsoft; (y) is or subsequently becomes known to Licensee from a source other than Microsoft or its Affiliates and such disclosure does not result from any breach of an obligation of confidentiality owed with respect to such Microsoft Confidential Information; or (z) is independently developed by Licensee without reference to any Microsoft Confidential Information in any form. In addition, the mere existence of this Agreement (including without limitation the title of this Agreement and the identification of the Parties) is not "Microsoft Confidential Information."
"Net Revenue" means the gross revenues (including, without limitation, any fees, royalties and other revenues) billed by Licensee related to its business of the making, use or distribution of Licensed Products, including without limitation revenues from overall solutions which include any Licensed Products as well as any services provided by Licensee in connection therewith, excluding any sales, use or similar taxes collected for remittance to any governmental authority. If any such revenues are received as goods, services, property, barter or other consideration in a form other than money, then such consideration shall be included in Net Revenue as the monetary equivalent of the fair market value of such consideration. Net Revenue shall be determined in accordance with generally accepted accounting principles, consistently applied.
"Quarter" means each three (3) calendar month period during the Term; however, the first Quarter may be longer, and the last Quarter may be shorter, than three
(3) calendar months based on the following: The first Quarter will commence on the Effective Date and end on the last day of the third (3rd) full calendar month after the Effective Date and the last Quarter will end on the last day of the Term (if the Agreement is terminated early pursuant to Section 8).
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"Quarter"  also  means  each  three  (3)  calendar  month period after the Term, commencing on the first day after the termination of the Term. "Software" means Microsoft's ConferenceXP package which includes ConferenceXP Client version 4.0 and Conference XP Services version 4.0 and any bug fixes and Updates which may be delivered by Microsoft at its discretion pursuant to the terms of this Agreement. The Software also includes any documentation for such Software delivered to Licensee by Microsoft.
"Term"  means  the  term  of  the  Agreement  forth  in  Section  8.
                                                         ----------
"Update" means any bug fix or minor, incremental addition to the Software that does not materially change the underlying functionality, content, or underlying Software previously released by Microsoft, and that is released as an "update" by Microsoft, all as determined by Microsoft in the exercise of its sole discretion.
Any  capitalized  term  used in this Agreement but not defined in this Section 1
                                                                       ---------
shall have the meaning ascribed to that term as set forth elsewhere in this Agreement.
2. Delivery. Within a reasonable time after the Effective Date of this Agreement, Microsoft shall deliver to Licensee, or make available to Licensee on a Microsoft "specifications server," a master, reproducible source code copy of the Software. If a Microsoft specifications server is used for delivery purposes, Microsoft shall be deemed to have complied with this provision at the time that the Software is available on the Microsoft specifications server, not when Licensee actually accesses the Software.
3. License. Subject to all of the terms of this Agreement, Microsoft grants to Licensee a personal, nonexclusive, worldwide, nontransferable (except as specifically  provided  in  Section  11.8)  license,  during  the  Term  to:
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(a)     reproduce a reasonable number of copies of the Software, review, modify, create derivative works of, compile and otherwise use the Software including the source code, solely for internal use in development of, and for incorporation into, the Licensed Products; and
(b) manufacture, have manufactured, export, import, sell, license, use, and distribute and have distributed derivative works of the Software solely in object code form incorporated in the Licensed Products, directly and indirectly, to Licensee's customers under the terms of end user license agreements that comply with the requirements of this Agreement.
4.     Additional  Intellectual  Property  Related  Terms.
4.1 Feedback. Licensee may participate in technical and design reviews (e.g., by written questionnaire, conference call or meeting) of the Software upon Microsoft's invitation. In connection with such reviews or otherwise, Licensee may voluntarily elect to provide suggestions, comments and other feedback ("Feedback") to Microsoft with respect to the Software. Microsoft may, in connection with any of its products, services, specifications or technologies, freely use, copy, disclose, license, distribute and exploit any Feedback in any manner without any obligation or restriction based on intellectual property rights or otherwise. Licensee will not provide any Feedback subject to any terms that would impose any obligation on Microsoft.
4.2 Notices. Licensee agrees to include in all copies of the Licensed Products a proprietary rights notice of Microsoft. Licensee will not remove, alter or obscure, but will retain in the Licensed Products any copyright, trademark or patent notices that appear in the Software as delivered to Licensee under Section 2, as such notices may be supplemented or otherwise revised from time to time by Microsoft's delivery of notice thereof to Licensee.
4.3 Distribution Requirements. Licensee will ensure that each copy of any Licensed Product is distributed pursuant to a written end-user agreement that:
(a) prohibits copying, decompiling, disassembling, reverse engineering and any attempt to discover the source code or other proprietary aspects of the Licensed Product to the extent permitted by applicable law; (b) prohibits the removal of proprietary notices contained in the Software; and (c) contains disclaimers and limitations of any representations, warranties, damages and liabilities of Microsoft and its Affiliates to the same extent that Licensee's representations, warranties, damages and liabilities are disclaimed or limited, provided that such disclaimers and limitations do not need to identify Microsoft or any of its Affiliates by name.
4.4 Covenant Not to Sue. Licensee covenants, on behalf of itself, its Affiliates, successors and assigns, not to file a complaint or lawsuit in any court, or with any investigative authority, against Microsoft or its Affiliates, distributors, customers or end users for patent infringement based on the making, use, sale, offer for sale, importation, export or other disposition or promotion of any Microsoft Product where such patent infringement claims are based upon, in whole or in part, the inclusion of any of the Software in a Microsoft Product. "Microsoft Product" means, individually and collectively,
(a) any Microsoft product, technology, service or component of any of the foregoing, including pre-release and commercially released versions; (b) any specification or other proposal for any such product technology, service or component; and (c) any Microsoft documentation.
4.5 Reservation of Rights. All rights not expressly granted in this Agreement are reserved. No additional rights whatsoever (including, without limitation,  any  implied  licenses)  are  granted  by  implication, estoppel or otherwise. Under no circumstances should anything in this Agreement be construed as granting to Licensee, by implication, estoppel or otherwise, a license to any Microsoft technology other than the Software as expressly provided herein, or to any patent claims owned or controlled by Microsoft ("Microsoft Patents") that read on any of the Licensed Products, except that Microsoft's license under Section 3 includes a license under any Microsoft Patent that is necessarily infringed by the Software as delivered by Microsoft to Licensee to the limited extent necessary to exercise the rights set forth in
Section 3. Further, Microsoft reserves any and all rights to, and shall not have any obligation to, apply for, register, prosecute, perfect, maintain, enforce or take any other action with respect to any Microsoft intellectual property rights.
5. Marketing. If Licensee promotes the use of the Software in any Licensed Product, Licensee will acknowledge (e.g. in the packaging, advertising, literature and marketing materials for the Licensed Product) the use of the Software in the Licensed Product. This Agreement does not grant Licensee any license or other right to use or display any other identifier, logo or trademark of Microsoft. However, this Agreement does not restrict any right that Licensee may have under applicable trademark laws to make accurate, descriptive and nominative references to Microsoft or Microsoft's non-stylized word marks in any advertising, literature, marketing materials or other disclosure, according to Microsoft's standard trademark guidelines (available for viewing at www.microsoft.com/trademarks).
6.     Fees/Payments/Taxes.
6.1     Fees.
6.1.1 Initial Non-Refundable Fee. Upon the first delivery of one or more Licensed Products to a customer or six (6) months after the Effective Date, whichever occurs first, Licensee will pay Microsoft the following non-refundable amount as partial consideration for the licenses granted in this Agreement:
(deleted).  Upon the first delivery of one or
more Licensed Products to a customer (if this occurs before the expiration of the six month period), Licensee will promptly notify Microsoft and Microsoft will invoice Licensee for such amount. For such notice, Licensee may email Microsoft to the email addresses set forth in Section 11.6.
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6.1.2     Royalty Amount.  At the end of each Quarter of the Term, Licensee will pay Microsoft royalties equal to ten percent (10%) of the Net Revenue billed by Licensee during the Quarter.
6.1.3 Royalty Report. Within fifteen (15) days after the end of each Quarter of the Term, Licensee will submit to Microsoft, by email to emquest@microsoft.com and with a copy to ipnotice@microsoft.com, a completed and accurate royalty report in the form attached as Exhibit A as the same may be
                                                    ---------
updated from time to time by Microsoft ("Royalty Report") totaling the amount of royalties due Microsoft for the period reported. Microsoft will invoice Licensee for the amount stated in the Royalty Report.
6.2 Payment. Licensee will make any and all payments to Microsoft under this Agreement within thirty (30) days of date of invoice in currency of the United States of America without any withholding, deduction, offset, setoff or other charge. Licensee shall make such payments in immediately available funds by wire transfer to the bank account and reference provided on Microsoft's invoice, with remittance details sent by email to: spagpay@microsoft.com.
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6.3     Record  Keeping;  Audit.
6.3.1 Licensee shall keep and maintain complete and accurate books and records of the Net Revenue. Upon not less than fourteen (14) days advance written notice from Microsoft, Licensee shall make such books and records available for audit by an independent certified public accounting firm (together with independent technical personnel if and as reasonably required for such accountant to perform the audit) designated by Microsoft and approved by Licensee, which approval shall not be unreasonably withheld. Unless otherwise agreed by Microsoft and Licensee, any such audit shall be conducted during regular business hours, at Licensee's principal place of business, not more frequently than once in any period of twelve (12) consecutive months and in a manner that does not unreasonably interfere with Licensee's normal course of business. The auditor must agree in writing to maintain the confidentiality of the information that is disclosed by Licensee as part of the audit and use such information solely for the purpose of verifying Net Revenue and the royalties payable to Microsoft under this Agreement.
6.3.2 If any audit reveals an overpayment, then Licensee shall receive a credit, in the amount of such overpayment, that will be applied only against future royalties payable under Section 6.1. If any audit reveals an
                                   ------------
underpayment, then Licensee shall pay Microsoft the amount of the underpayment, together with interest as provided for in Section 6.4, within thirty (30) days
                                            -----------
after the date of the auditor's report. Further, if any audit reveals an underpayment of more than five percent (5%) of the royalties owed for the period subject to the audit, then Licensee shall promptly reimburse Microsoft, upon request, for all costs and expenses reasonably incurred by Microsoft to conduct the audit.
6.4 Delinquent Payment. Any royalty or other amount not paid when due and otherwise in accordance with this Section 6 shall bear interest at the rate of one percent (1.0%) per month or the highest rate permitted by applicable usury law, whichever is less, calculated on a daily basis and compounded on the first day of each calendar month, from the date due until the date received by Microsoft in accordance with Section 6.2. This Section 6.4 does not authorize
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late  payments, and the payment of interest hereunder shall not be in lieu of or prejudice any other right or remedy that Microsoft may have on account of Licensee's failure to make any payment in accordance with this Section 6.
                                                                      ---------
6.5     Taxes.  Licensee  will  be  responsible  for the billing, collecting and remitting of sales, use, value added, and other comparable taxes due with respect to the exercise of the licenses and any other activities of Licensee under this Agreement (including, without limitation, the collection of revenues). Microsoft is not liable for any taxes (including, without limitation, any penalties or interest thereon) that Licensee is legally obligated to pay in connection with this Agreement, the exercise of any license rights or any other activities of Licensee under this Agreement. Licensee is not liable for any income taxes that Microsoft is legally obligated to pay with respect to any amounts paid to Microsoft by Licensee under this Agreement. All fees exclude any taxes, duties, levies, fees, excises or tariffs imposed on any of Licensee's activities in connection with this Agreement. Licensee will pay to Microsoft any applicable taxes that are owed by Licensee solely as a result of entering into this Agreement and which are permitted to be collected from Licensee by Microsoft under applicable law, except to the extent that Licensee
provides  to  Microsoft a valid exemption certificate for such taxes.   This tax
paragraph will govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.
7. No Right to Additional Technology or Support. Microsoft may choose to provide Licensee with bug fixes and/or Updates at its sole discretion; however, Microsoft will have no obligation under this Agreement to disclose or otherwise make available to Licensee any software, programs, specifications, designs, technical data, know how or other technology, consulting, technical assistance, or other support. In addition, this Agreement will not be interpreted or construed to obligate Microsoft to make or release any Update or any other release or version of the Software.
8.     Term  and  Termination.
8.1     General.    The  Term of the Agreement will commence as of the Effective
Date  and  it  will continue in perpetuity unless terminated earlier pursuant to
Section  8.2  below.
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8.2     Early  Termination.  Microsoft  may  terminate  this Agreement by giving
Licensee written notice of termination in the event that: (a) Licensee commits a breach of its obligations with regard to confidentiality or assignment pursuant to Sections 9 and 11.8, respectively, of this Agreement; (b) Licensee
              -------------------
commits any breach of this Agreement other than under Sections 9 or 11.8 of this
                                                      ------------------
Agreement and fails to cure such breach within thirty (30) days after Microsoft gives Licensee written notice of such breach; (c) Licensee becomes subject to any bankruptcy, receivership or similar proceeding which is not dismissed within thirty (30) days after it has commenced; or (d) any action is brought against Microsoft by Licensee, its Affiliates or any third party in connection with the Software or any portion of the Software. Further, Licensee may terminate this Agreement at any time by giving Microsoft written notice of such termination.
8.3 Effect of Expiration or Termination. Upon the termination of this Agreement, (a) the license granted in this Agreement will terminate and Licensee will cease all use and distribution of the Software and derivative works thereof under this Agreement; (b) upon Microsoft's request, Licensee shall promptly return to Microsoft, or destroy and certify destruction of, all full or partial copies of the Software in Licensee's possession or control; (c) Licensee shall immediately submit a Royalty Report and pay the corresponding royalties for the portion of the final Year prior to any such termination; (d) for so long as Licensee continues to receive Net Revenue after the Term based upon Licensee's exercise of its license rights before the termination of the Term (including without limitation any fees, royalties and other revenues from the making, use or distribution of Licensed Products), Licensee shall continue to submit Royalty Reports and pay the corresponding royalties after the Term pursuant to the process in Section 6; (e) any termination of the Term shall be without prejudice
           ---------
to any right or remedy of either Party arising out of any breach of this Agreement, including without limitation, recovery of any monies due or claimed due under this Agreement; and (f) neither Party shall have any claim for any compensation, damages, losses (including, without limitation, any loss of revenue, profit or use), cost or expenses incurred as a result of any termination of the Term in accordance with this Section 8. Sections 1, 4.1,
                                                    ---------   ----------------
4.4,  4.5,  6,  7,  8.3,  9,  10  and  11  will  survive any termination of this
   --------------------------------------
Agreement.
9. Confidentiality. Licensee shall retain the Microsoft Confidential Information in confidence and not use any Microsoft Confidential Information
other than as authorized under this Agreement. Microsoft Confidential Information may be used only by (a) independent contractors engaged by Licensee; and (b) full-time employees of Licensee, provided that in each case the Microsoft Confidential Information may only be used by independent contractors and full-time employees who (x) have a need to know for the purposes of designing, developing, testing, and making Licensed Products for Licensee under a suitable written non-disclosure agreement that does not permit disclosure or use except as permitted under this Agreement; and (y) are engaged on a basis such that, as between Licensee and such persons or entities performing the services, Licensee is the sole and exclusive owner of all intellectual property rights, confidential information and materials arising from any work created by such contractors and employees, and such persons or entities are bound to provisions no less protective of the rights of Microsoft and its Affiliates than this Agreement's terms. Without limiting the foregoing, Licensee shall protect Microsoft Confidential Information by using efforts at least as great as the precautions Licensee takes to protect its own confidential information from unauthorized use or disclosure, and in any event such efforts shall not be less than are reasonably necessary to maintain the confidentiality of such Microsoft Confidential Information. Licensee shall not disclose Microsoft Confidential Information except: (a) as may be required by applicable law; (b) as may be required by judicial or governmental order (provided that Licensee gives Microsoft reasonable notice to enable it to seek a protective order, or obtains written assurance that the Agreement will receive the highest level of applicable protection); (c) by written consent of Microsoft; and (d) to any third party proposing to enter into a business transaction with Licensee, but only to the extent reasonably necessary for carrying out the proposed transaction and only under terms of confidentiality at least as restrictive as the terms of this Agreement.
10.     Responsibilities,  Disclaimers  and  Limitations.
10.1 Responsibility for Licensed Products. Without limiting the generality of Sections 10.2 through 10.4, Licensee will be solely responsible for the
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quality,  performance  and  other  characteristics  of  the  Licensed  Products
(including, without limitation, the suitability of the Licensed Products). Licensee will conduct such tests and implement such other measures as may be required to ensure the suitability of any Licensed Products and to otherwise protect against any injury, damage or loss that may arise out of any failure, infringement, or malfunction of any Licensed Products.
10.2 DISCLAIMER OF WARRANTIES. Licensee acknowledges that: (a) the Software is still under development, incomplete, not reliable, not suitable for commercial use or distribution, and requires additional development; (b) Licensee has fully tested and evaluated the Software to its complete satisfaction and accepts the quality of the Software; and (c) the Software contains bugs, errors, defects, deficiencies and other problems. MICROSOFT DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SOFTWARE IS PROVIDED "AS IS" WITH ALL BUGS, ERRORS, DEFECTS, DEFICIENCIES AND OTHER PROBLEMS, AND WITHOUT ANY WARRANTY OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF NONINFRINGEMENT). FURTHER, MICROSOFT NOR
ANY OF ITS AFFILIATES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY WITH REGARD TO THE SCOPE, COVERAGE, VALIDITY OR ENFORCEABILITY OF ANY OF MICROSOFT'S INTELLECTUAL PROPERTY RIGHTS; WITH RESPECT TO THE SOFTWARE; OR WITH RESPECT TO THE LICENSED PRODUCTS; OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; THAT ANY NECESSARY CLAIMS OR OTHER INTELLECTUAL PROPERTY RIGHTS APPLY WORLDWIDE; OR THAT THE SOFTWARE OR ANY PORTION THEREOF IS OR WILL BE FREE FROM INFRINGEMENT, MISAPPROPRIATION OR VIOLATION OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY. THE ENTIRE RISK AS TO THE QUALITY, OR ARISING OUT OF THE USE OR PERFORMANCE OF THE SOFTWARE, REMAINS WITH LICENSEE.
10.3 DISCLAIMER AND LIMITATION OF DAMAGES. IN NO EVENT WILL MICROSOFT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INDIRECT DAMAGES ARISING OUT OF OR RELATED TO THE LICENSE OR THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY LOSS OF REVENUE, PROFIT OR USE) EVEN IF MICROSOFT HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES.
10.4 LIMITATION OF LIABILITY AND REMEDIES. NOTWITHSTANDING ANY DAMAGES THAT LICENSEE MIGHT INCUR FOR ANY REASON WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ALL DAMAGES REFERENCED HEREIN AND ALL DIRECT OR GENERAL DAMAGES IN CONTRACT OR ANYTHING ELSE), THE ENTIRE LIABILITY OF MICROSOFT AND ANY OF ITS SUPPLIERS UNDER ANY PROVISION OF THIS AGREEMENT AND LICENSEE'S EXCLUSIVE REMEDY HEREUNDER WILL BE LIMITED TO THE ACTUAL DIRECT DAMAGES LICENSEE INCURS IN REASONABLE RELIANCE ON THE SOFTWARE UP TO THE TOTAL OF THE ROYALTIES PAID BY LICENSEE TO MICROSOFT
IN  THE  YEAR  DURING  WHICH  SUCH  LIABILITY AROSE.  THE FOREGOING LIMITATIONS,
EXCLUSIONS AND DISCLAIMERS WILL APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EVEN IF ANY REMEDY FAILS ITS ESSENTIAL PURPOSE. MICROSOFT CORPORATION SHALL NOT HAVE ANY LIABILITY OR OBLIGATION WHATSOEVER UNDER OR ARISING OUT OF THIS AGREEMENT.
11.     Miscellaneous.
11.1 NoRequirement to Implement. This Agreement is non-exclusive. Nothing in this Agreement will be construed as requiring Licensee to use the Software or to limit either Party from competing in any way without infringing the other Party's intellectual property rights.
11.2 Export Restrictions. Licensee acknowledges that the Software is subject to U.S. export jurisdiction. Licensee agrees to comply with all applicable international and national laws that apply to the Software, including the U.S. Export Administration Regulations, as well as end-user, end-use, and destination
restrictions  issued by U.S. and other governments.   For additional information
see  http://www.microsoft.com/exporting/.
     -----------------------------------
11.3 Publicity. Licensee shall not make any public statement (including, without limitation, any advertisement or press release) relating to the Software, this Agreement or Microsoft without the prior written consent of Microsoft.
11.4 Entire Agreement,Modifications and Waiver. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior and contemporaneous agreements, whether written or oral. This Agreement will not be modified except by a written agreement signed by an authorized representative of the Party against whom such modification is sought to be enforced. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that provision.
11.5 Invalid Clauses. If any term of this Agreement (other than Sections 4.5, 8.2, 9, 10 or 11.8) is found by a court of competent jurisdiction to be in
------------------------
whole or in part unenforceable, then the remainder of this Agreement will continue in effect so long as the Agreement still expresses the intent of the
Parties.  If  the  intent of the Parties cannot be preserved, or if Section 4.5,
                                                                    ------------
8.2,  9,  10,  or  11.8  in whole or in part, is found to be unenforceable, this
 ----------------------
Agreement  will  be  null  and  void.
11.6 Notices. Unless otherwise agreed in writing, any notices given under this Agreement will be delivered either by messenger or overnight delivery service, or sent by facsimile with a confirmation sent via certified or registered mail, postage prepaid and return receipt requested, and will be deemed to have been given on the day when received by the Party to whom the notice is given.


Any  notices  to  Licensee  will  be  addressed  to:
InterCare  DX,  Inc.
Attn:  ____________________
6201  Bristol  Parkway
Culver  City,  CA  90230
Fax:  _____________________
Email:  ___________________

Any  notices  to  Microsoft  will  be  addressed  to:
Microsoft  Licensing  GP
Attn:  Special  Agreements
Dept.  551,  Volume  Licensing
6100  Neil  Road,  Suite  210
Reno,  NV  89511-1137
Fax:  (775)  823-5600
with  a  copy  to:
Microsoft  Corporation
Vice  President,  Intellectual  Property  and  Licensing  Group
Legal  and  Corporation  Affairs
One  Microsoft  Way
Redmond,  WA  98052
Fax:  (425)  708-5891
Email:  ipnotice@microsoft.com
        ----------------------




with  a  copy  to  (which  shall  not  constitute  notice):
Randolf  W.  Katz
Bryan  Cave  LLP
1900  Main  Street,  Suite  700
Irvine,  California  92614
Facsimile:    949-223-7100  "
11.7 Jurisdiction, Governing Law and Attorneys' Fees. This Agreement will be construed and controlled by the laws of the State of Washington, except to the extent federal law is controlling on a subject matter, such as assignability. Licensee consents to exclusive jurisdiction and venue in the federal courts sitting in King County, Washington, unless no federal subject matter jurisdiction exists, in which case Licensee consents to exclusive jurisdiction and venue in the Superior Court of King County, Washington. Licensee waives all defenses of lack of personal jurisdiction and forum nonconveniens. Process may be served on either Party in the manner authorized by applicable law or court rule. In any action to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.
11.8 Assignment. Licensee may not transfer or assign this Agreement or any rights, license or obligations hereunder to any third party, whether by operation of contract, law or otherwise (including, without limitation, in connection with the insolvency or bankruptcy of Licensee), except with the express written consent of Microsoft. For purposes of this Agreement, an "assignment" by Licensee under this Section will be deemed to include, without limitation, each of the following: (a) a change in beneficial ownership of Licensee of greater than twenty percent (20%) (whether in a single transaction or series of transactions) if Licensee is a partnership, trust, limited liability Licensee or other like entity; (b) a merger of Licensee with another entity, whether or not Licensee is the surviving entity; (c) the acquisition of more than twenty percent (20%) of any class of voting stock (or any class of non-voting security convertible into voting stock) of Licensee by another entity (whether in a single transaction or series of transactions); and (d) the sale or other transfer of more than fifty percent (50%) of such Licensee's assets (whether in a single transaction or series of transactions). Subject to the foregoing restriction on assignments by Licensee, this Agreement will be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Any attempted transfer or assignment in violation of this Section will be void; and, in the event of any such assignment or attempted assignment by Licensee, Microsoft will have the right to immediately terminate this Agreement.
11.9 No Third Party Beneficiaries. This Agreement is for the benefit of, and will be enforceable by, the Parties only. This Agreement is not intended to confer any right or benefit on any third party. No action may be commenced or prosecuted against a Party by any third party (including, without limitation, Affiliates of the Parties) claiming as a third-party beneficiary of this Agreement or the license granted under this Agreement.
11.10 Counterparts and Facsimile. This Agreement may be executed on facsimile copies in two counterparts, each of which will be deemed an original and all of which together will constitute one and the same Agreement. Notwithstanding the foregoing, the Parties will deliver original executed copies of this Agreement to one another as soon as practicable following execution thereof.
11.11 No Partnership, Joint Venture or Franchise. Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture or agency relationship or as granting a franchise as defined in the Washington Franchise Investment Protection Act, RCW 19.100, as amended, 16 CFR Section 436.2(a), or any other similar laws in other jurisdiction.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be made and executed by duly authorized officers.

Licensee:
--------
InterCare  DX,  Inc.


By:
Name:
Title:
Date  Signed:

Microsoft:
---------
Microsoft  Licensing  GP

By:
Name:
Title:
Date  Signed:

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Intercare_ConferenceXP.doc